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                                                                   EXHIBIT 11.1

                            CRAGAR Industries, Inc.
                   SCHEDULE OF COMPUTATION OF LOSS PER SHARE



PRIMARY LOSS PER COMMON SHARE                                     YEARS ENDED DECEMBER 31,
                                                                 --------------------------
                                                                    1996           1995
                                                                    ----           ----

Net loss                                                         $(1,128,844)    $ (693,756)
                                                                 ===========     ==========
Weighted average number of common shares equivalent:
  Weighted average common shares outstanding(1)                      979,668        910,830

    Common equivalent shares using the Treasury Stock Method(2)      176,019        247,370
                                                                 -----------     ----------
Average common shares outstanding                                  1,155,687      1,158,200
                                                                 ===========     ==========
Net loss per common share and common
  equivalent share                                               $     (0.98)    $    (0.60)
                                                                 ===========     ==========

(1) Gives effect to the weighted average number of actual common shares outstanding during each period presented.

(2) Gives effect to the exercise of Class A, Class B and Class C Warrants, exercise of the Non-Employee Director Options, and exercise of the stock option and restricted stock plan options using the treasury stock method.